Exhibit 99.1
United States Natural Gas Fund, LP
Monthly Account Statement
For the Month Ended March 31, 2011

Statement of Income (Loss)

Income
Realized Trading Gain (Loss) on Futures	$34,336,650
Realized Trading Gain (Loss) on Swaps	64,021,662
Unrealized Gain (Loss) on Market Value of Futures	47,402,350
Unrealized Gain (Loss) on Market Value of Swaps	8,853,662
Dividend Income	31,289
Interest Income	32,624
ETF Transaction Fees	23,000
Total Income (Loss)	$154,701,237

Expenses
Investment Advisory Fee	$1,082,934
Brokerage Commissions	447,169
Tax Reporting Fees	198,741
NYMEX License Fee	48,067
Legal Fees	13,702
Audit Fees	13,589
Non-interested Directors' Fees and Expenses	12,910
SEC & FINRA Registration Expense	9,610
Prepaid Insurance Expense	7,323
Total Expenses	$1,834,045
Net Gain (Loss)	$152,867,192

Statement of Changes in Net Asset Value

Net Asset Value Beginning of Period 3/1/11	$2,385,221,077
Additions (13,300,000 Units)	119,522,729
Withdrawals (255,202,172 Units)*	(350,276,453)
Net Gain (Loss)	152,867,192

Net Asset Value End of Period	$2,307,334,545
Net Asset Value Per Unit (200,697,828 Units)	$11.50

* On March 8, 2011, the United States Natural Gas Fund, LP executed a reverse unit split of 2-for-1. Units shown include the 223,600,000 unit reduction associated with this reverse unit split.

To the Limited Partners of United States Natural Gas Fund, LP:

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the month ended March 31, 2011 is accurate and complete.

/s/ Howard Mah

Howard Mah
Chief Financial Officer
United States Commodity Funds LLC, General Partner of United States Natural Gas Fund, LP

United States Commodity Funds LLC
1320 Harbor Bay Parkway
Suite 145
Alameda, CA 94502